As filed with the Securities and Exchange Commission on August 28, 2025

Registration No. 333-283843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-283843

UNDER

THE SECURITIES ACT OF 1933

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

47-1758322

(I.R.S. Employer Identification No.)

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-3700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Lanesha Minnix

Executive Vice President,

Global Chief Legal Officer and Corporate Secretary

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-3700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement (the “Registration Statement”) on Form S-3 (No. 333-283843) filed by Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), originally filed with the Securities and Exchange Commission on December 16, 2024, relating to the registration of the Company’s debt securities.

On August 28, 2025, pursuant to the Agreement and Plan of Merger, dated as of March 6, 2025 (the “Merger Agreement”), by and among the Company, Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the other affiliates of Parent named therein, Merger Sub merged with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment, all of the securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on August 28, 2025.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Lanesha Minnix
Name:	Lanesha Minnix
Title:	Executive Vice President, Global Chief Legal Officer
and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.